Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference into the Prospectus and Statement of Additional Information in Post–Effective Amendment No. 188 to the Registration Statement on Form N–1A of Fidelity Summer Street Trust: Fidelity Export and Multinational Fund of our report dated October 9, 2020, relating to the financial statements and financial highlights included in the August 31, 2020 Annual Report to Shareholders of the above referenced fund, which is also incorporated by reference into the Registration Statement.

We also consent to the references to our Firm under the headings “Financial Highlights” in the Prospectus and “Independent Registered Public Accounting Firm” in the Statement of Additional Information.

/s/ PricewaterhouseCoopers LLP

Boston, Massachusetts

October 22, 2020